Exhibit 10.1

January 7, 2026

Christopher Papa

Delivered via email

Dear Chris,

It is my pleasure to submit to you this employment offer with Americold. We believe you bring the breadth and depth of experience that will support solid growth for our company. Based on your position within our company, the following offer provisions should be attractive and can be summarized within these points:

•	The position being offered is Executive Vice President & Chief Financial Officer, effective on a date to be mutually agreed to by you and the Company.

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You will report to our Chief Executive Officer, Rob Chambers, and be based out of the Atlanta office. You will be offered relocation in accordance with our relocation policy that will be provided to you separately.

•	The annual base salary for this position is $650,000.00, which on a bi-weekly basis is $25,000.

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The annual incentive compensation opportunity for meeting stated performance goals is targeted at 100% of your base salary, prorated based on your start date for the first year, and paid in accordance with the terms of the Annual Incentive Plan (“AIP”).

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You will be eligible to participate in the Americold Realty Trust 2017 Equity Incentive Plan (the “Plan”) in such amounts and at such times as the Compensation Committee of the Board of Directors shall determine at its sole discretion. All awards will be subject to the terms and conditions of the Plan. Subject to the final approval of the Compensation Committee and Board of Directors, the terms of the Plan and associated grant documentation:

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On your start date, you would receive a one-time, time-based Restricted Stock Unit (or OP Profits Units) grant with a value of $2,500,000, which will vest in two installments: 50% on the first anniversary from the grant date, and 50% on the second anniversary from the grant date. In the event your Termination of Service occurs because of a Termination of Service by the Company without Cause or a Termination of Service by the Participant for Good Reason (as such term is defined in the Americold Executive Severance Benefits Plan) prior to this one-time award being fully vested, this award will remain eligible to vest on the regularly scheduled vesting dates.

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It is anticipated that your 2026 annual grant (typically awarded in March), which includes a combination of time-based and performance-based Restricted Stock Units (or OP Profits Units), will have a target value of $1,700,000.

•	Additionally, you will be eligible for Retirement under our Plan if you have continued to serve as EVP & Chief Financial Officer until your third anniversary from your start date.

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A one-time lump sum bonus will be provided in the amount of $500,000, minus applicable taxes and deductions, to be paid 30-days after your start date. Should you voluntarily leave the Company or are terminated for Cause within one year of your start date, you will be responsible for reimbursing the Company in full for said payment.

10 Glenlake Parkway | Suite 600, South Tower | Atlanta, GA 30328 | USA | p. +1.678.441.1400 | f. +1.678.441.6824 | www.americold.com

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You will be provided with a competitive benefit plan which includes paid medical/dental/vision for you and your dependents through our Executive Health program. Additionally, we offer life insurance, disability, 401(k) and other benefits. Your healthcare benefits coverage will be effective the first (1st) day of the month following your start date.

•	You will be eligible for 25 days Paid Time Off per calendar year on a prorated basis in accordance with the company’s policy, as well as 7 paid holidays and 2 floating holidays.

•	Additional details such as notice to leave the Company and any other termination provisions will be found in our Executive Severance Benefits Plan, which will be provided to you separately.

The Company reserves the right to modify benefits and offerings due to plan amendments. This offer and your continued employment are contingent on you passing our pre-employment drug screen, background verifications, receiving favorable references and presenting timely and valid documentation as required by the Immigration Reform and Control Act to ensure you are authorized to work in the United States. In addition, you will need to complete our conflict of interest questionnaire and apply for the required SEC codes.

Please note that Americold is an “at will” employer. You have the right to review this job offer with anyone you choose, at your cost.

Chris, all of us are excited about the opportunities ahead and the contributions we see you making with our company. We are convinced you will add significant value to the success of Americold. The team looks forward to making your transition to your new position within the Americold family as smooth as possible.

With best regards,

Nathan Harwell
EVP & Chief Legal and People Officer cc: Rob Chambers, Lisa Chasey

Please sign below to confirm your understanding and acceptance of the above terms and conditions of the employment offer.

Signature:	Date:

10 Glenlake Parkway | Suite 600, South Tower | Atlanta, GA 30328 | USA | p. +1.678.441.1400 | f. +1.678.441.6824 | www.americold.com